UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 18, 2014

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30833 (Commission File Number)	04-3110160 (IRS Employer Identification No.)

40 Manning Road
Billerica, MA 01821
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05              Costs Associated with Exit or Disposal Activities.

On July 18, 2014, the Board of Directors of the Company approved a plan (the “Plan”) to divest certain assets and implement a restructuring program in the Chemical & Applied Markets (CAM) division within the Bruker CALID Group. The CAM division generated approximately $100 million in revenue for the year ended December 31, 2013. The Plan was developed as a result of management’s conclusion that the CAM business would be unable to achieve acceptable financial performance in the next two years.  Actions taken in connection with the implementation of the Plan have the potential to impact the Company’s operating performance in 2014 and 2015.  The Plan involves the following actions, which will commence in the third quarter of 2014 and are expected to be completed by June 30, 2015:

•                  The Company intends to divest or restructure CAM’s Gas Chromatography (GC) product lines and related services, including its Gas Chromatography Systems/Analyzers and its Gas Chromatography Mass Spectrometry Single Quadrupole products.  The Company is currently in discussions for a potential divestiture of some or all of these assets, although there is no assurance that an agreement will ultimately be reached.

•                  The Company also intends to divest or restructure CAM’s Inductively Coupled Plasma-Mass Spectrometry (ICP-MS) product lines and related services.  The Company is currently in discussions for a potential divestiture of these assets, although there is no assurance that an agreement will ultimately be reached.

•                  The Company will retain CAM’s GC- and Liquid Chromatography (LC)-Coupled Triple Quadrupole (Triple-Quad) Mass Spectrometry product lines and related services.  The Company believes that Triple-Quad products have attractive growth opportunities in the applied, pharmaceutical, clinical and life science research markets.

These divestment and restructuring actions are expected to result in a reduction of CAM’s employee headcount by approximately 200 to 250 people and are expected to lead to CAM-related restructuring and other one-time charges of between $35 and $40 million, of which $10 to $13 million are expected to result in future cash charges for employee separation and facility exit costs, and $25 to $27 million are estimated for inventory write-downs and asset impairments.  The restructuring charges are expected to be incurred in the second half of 2014 and the first half of 2015.  Proceeds from potential divestitures cannot be estimated at this time.

The Company currently anticipates that the annual run-rate revenues for the CAM products and services will be reduced by approximately $50 to $70 million, and profitability is expected to be improved by $15 to $20 million annually, once the Plan is fully implemented.

The Company expects to provide further details on its CAM restructuring plans and financial outlook for 2014 on its Q2 2014 earnings conference call scheduled for August 6, 2014.  Additionally, as the Plan is implemented, management will continue to evaluate the estimated costs associated with the Plan and may revise its estimates of such costs and the related accounting charges.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, including, but not limited to, estimated costs relating to the Plan and the anticipated timing of such costs. The Company’s actual future performance may differ materially from such expectations as a result of important risk factors, which include, in addition to those identified in the Company’s Form 10-K for the year ended December 31, 2013 and its other filings with the Securities and Exchange Commission, the Company’s ability to implement the Plan, including the results or effects of the Company’s undertakings with respect to employment matters in connection with the Plan; the timing of implementing the Plan and the impact of the Plan on the Company’s results of operations; and the risk that costs related to the Plan may be higher than estimated or that projected savings may be less than anticipated. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The Company expressly disclaims any obligation to update or revise these forward-looking statements, except as otherwise specifically stated by the Company or as required by law or regulation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION (Registrant)

Date: July 23, 2014	By:	/s/ Charles F. Wagner, Jr.
Charles F. Wagner, Jr. Executive Vice President and Chief Financial Officer